Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and related Prospectus (Form S-3 No. 333-115372) of eDiets.com, Inc., the Registration Statement (Form S-8 No. 333-90046) pertaining to the eDiets.com, Inc. Stock Option Plan and the Registration Statement (Form S-8 No. 333-122763) pertaining to the eDiets.com, Inc. Equity Incentive Plan of our report dated February 11, 2005, with respect to the consolidated financial statements and schedule of eDiets.com, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Certified Public Accountants

Ft. Lauderdale, Florida

March 17, 2005